Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Shareholders

Lexington Corporate Properties Trust:

We consent to the use of our reports dated March 15, 2005, with respect to the consolidated balance sheets of Lexington Corporate Properties Trust as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York

January 27, 2006